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                                                                    Exhibit 10.3



April 23, 1997



Mr. Richard Brown
Hamilton Lodge
Dean Lane
Cookham Dean, Berkshire SL6 9AF
United Kingdom


Dear Richard:

Over the last several months we have spent a great deal of time evaluating our plans to launch into the international marketplace. After careful evaluation by the management team it has been determined that we are willing, financially capable, and have a product that is ready with minimal entry level changes required. Furthermore, the international market for a standards based call center product with rich CTI functionality appears to be potentially more robust than the US.

This immediate market opportunity has focused our attention on recruiting an experienced, high energy individual that will be able to both plan for and exploit this opportunity. After our initial meeting and your subsequent visit to our corporate facility, the management team is in unanimous agreement that you fit this profile.

I am pleased to extend this invitation to you to join Teledata Solutions, Inc. in the capacity of Director International Operations, reporting to me.

Your objectives will include:

  . Develop a plan to exploit the International marketplace. The initial focus will be on Europe and anticipate we will move to Asia Pacific in the near future. The plan you develop will determine the best business model which will be primarily focused on product distribution and support strategies,

  . Provide Product Marketing with focused input regarding the special product, literature, trade show, home page, and other unique requirements of your marketplace,

  .  Work with Finance in setting up the optimal business structure,

  . Develop a hiring plan that brings the appropriate staff in when required to sell and support our systems in line with the distribution methods selected,

  . Virtually any other task that is required to create a world class call center solution company.
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                                                      April 23, 1997


Your compensation package will consist of an annual base salary of (pound)67,000. In addition, a bonus package will be provided with an annualized target of (pound)24,000 paid quarterly which will consist of a set of mutually agreed upon MBOs. This bonus will transition to a plan based 50% on MBOs and 50% on financial performance such as revenue, bookings, and/or margin contribution in 1998. This will result in a targeted annual compensation of (pound)91,000. In addition you will be granted an incentive stock option (ISO) for 20,000 shares of Teledata stock. The ISO has a standard twelve month probation period after which on the first anniversary date, you will vest the first twelve (12) months and accrue 1/48 of the total option each month thereafter until the option is fully vested at four years.

You will be provided with a benefit plan which includes health insurance for you and your dependents, life insurance at 3 times your annual salary, annual pension contribution of 5%, and permanent health insurance.

You will be provided with (pound)12,500 towards your own vehicle with mileage reimbursed at 30-40 pence per mile.

You will be required to sign a statement agreeing to hold the company's proprietary information confidential during and after your employment.

Richard, I am sincerely looking forward to working with you in building from the ground up the best designed and performing international operation for an American software firm in the industry. We have the foundation in place with our current products and set of partners to aggressively launch this endeavor. The window of opportunity is wide open for all of us to exploit this opportunity.

While the offer we are providing provides some obvious financial rewards, I truly believe that the greater opportunity for you is to build something from scratch that has your name on it. The entire management team at Teledata will do whatever is necessary to make you and your efforts a success. I personally believe in you and the opportunity and am committed to making this an exceeds expectations situation for all involved.

This offer will remain open for 7 days from the date of this letter. Should you decide to join Teledata, I would appreciate you signing and returning one copy of this letter to me.

Sincerely,



James M. Nelson
Vice President Sales


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Accepted, Richard David Brown                                             Date


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